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                                                              Exhibit 99.b.5.a.i

                       AMERICAN AADVANTAGE MILEAGE FUNDS

                              MANAGEMENT AGREEMENT


         Agreement made as of this 1st day of October, 1995 between the American AAdvantage Mileage Funds, a Massachusetts business trust (the "Mileage Trust"), and AMR Investment Services, Inc. (the "Manager"), a Delaware corporation.

         WHEREAS, the Mileage Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company consisting of one or more series (portfolios) of shares, each having its own investment policies; and

         WHEREAS, the Manager is an investment adviser under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Mileage Trust desires to retain the Manager as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Mileage Trust with respect to such portfolios as the Mileage Trust and the Manager shall agree upon from time to time (collectively, the "Portfolios"), and the Manager is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Mileage Trust hereby appoints the Manager as investment adviser and administrator of the Mileage Trust and each Portfolio listed on Schedule A of this Agreement (as such schedule may be amended from time to time) for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth. In the performance of its duties, the Manager will act in the best interests of the Mileage Trust and each Portfolio and will comply with (a) applicable laws and regulations, including, but not limited to, the 1940 Act,
(b) the terms of this Agreement, (c) the Mileage Trust's Declaration of Trust, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) relevant undertakings to state securities regulators which have been provided to the Manager, (e) the stated investment objective, policies and restrictions of each applicable Portfolio, and (f) such other guidelines as the Board




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of Trustees of the Mileage Trust ("Board of Trustees") reasonably may establish.

         2.  DUTIES AS INVESTMENT ADVISER.

         (a) Subject to the supervision of the Board of Trustees, the Manager will provide a continuous investment program for each Portfolio, including investment research and management with respect to all securities, investments and cash equivalents in each Portfolio. The Manager will determine from time to time what securities and other investments will be purchased,
retained or sold by each Portfolio.   The Manager will exercise full discretion
and act for each Portfolio in the same manner and with the same force and effect as such Portfolio itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

         (b) The Manager will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or through other broker-dealers ("brokers"). In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Portfolios, the Manager shall use its best efforts to obtain for the Portfolios the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Manager, bearing in mind the Mileage Trust's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Board of Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Mileage Trust and to other clients of the Manager as to which the Manager exercises investment discretion.





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The Mileage Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Mileage Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Mileage Trust hereby consents to the retention of compensation for such transactions.

         (c) The Manager will provide the Board of Trustees on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Manager.

         (d) Any of the foregoing functions with respect to any or all Portfolios may be delegated by the Manager, at the Manager's expense, to one or more appropriate parties, including an affiliated party ("Advisers"), subject to such approval by the Board of Trustees and shareholders of each affected Portfolio as may be required by the 1940 Act. In connection with any such delegation, the Manager shall:

                 (i) oversee the performance of delegated functions by any Adviser and furnish the Mileage Trust with quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties;

                 (ii) allocate the portion of each Portfolio's assets to be managed by an Adviser and coordinate the investment activities of the Advisers;

                 (iii) if appropriate, recommend changes in Advisers or the addition of Advisers, subject to the necessary approvals under the 1940 Act; and

                 (iv) be responsible for compensating the Advisers in the manner specified in its advisory agreements with the Advisers.


         3. DUTIES AS ADMINISTRATOR. The Manager will assist in administering the affairs of the Mileage Trust subject to the supervision of the Board of Trustees and the following understandings:

         (a) The Manager will supervise all aspects of the operations of the Mileage Trust except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the Mileage Trust's affairs.





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         (b)  The Manager will investigate and, with appropriate approval of the Board of Trustees, select necessary service companies to conduct certain operations of the Mileage Trust, including the Mileage Trust's custodian, transfer agent, dividend disbursing agent, distributor, independent public accountant and attorney.

         (c) The Manager will provide the Mileage Trust with such administrative and clerical services as are deemed necessary or advisable by the Board of Trustees, including the maintenance of certain books and records of the Mileage Trust and each Portfolio which are not maintained by the Mileage Trust's custodian or any Adviser.

         (d) The Manager will arrange, but not pay, for the periodic updating of prospectuses and statements of additional information and supplements thereto, proxy material, tax returns and reports to shareholders and the Securities and Exchange Commission.

         (e) The Manager will provide the Mileage Trust with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

         (f) The Manager will hold itself available to respond to shareholder inquiries.

         (g) Any of the foregoing functions with respect to any or all Portfolios may be delegated by the Manager, at the Manager's expense, to another appropriate party (including an affiliated party), subject to such approval by the Board of Trustees. The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Mileage Trust with quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties.

         4. SERVICES NOT EXCLUSIVE. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

         5. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Mileage Trust are the property of the Mileage Trust and further agrees to surrender promptly to the Mileage Trust any of such records upon the Mileage Trust's request. The Manager further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the





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records required to be maintained by Rule 3la-1 under the 1940 Act.

         6. EXPENSES. During the term of this Agreement, the Mileage Trust will bear all expenses not specifically assumed by the Manager incurred in its operations and the offering of its shares. Expenses borne by the Mileage Trust will include, but not be limited to, the following (or each Portfolio's proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Mileage Trust or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Mileage Trust by the Manager; (c) expenses of organizing the Mileage Trust and the Portfolios; (d) filing fees and expenses relating to the registration and qualification of the Mileage Trust's shares and the Mileage Trust under federal or state securities laws and maintaining such registrations and qualifications; (e) distribution fees, if any; (f) fees and salaries payable to the members of the Board of Trustees and officers who are not officers or employees of the Manager or interested persons (as defined in the 1940 Act) of any investment adviser or distributor of the Mileage Trust; (g) taxes (including any income or franchise taxes) and governmental fees; (h) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (i) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Mileage Trust for violation of any law; (j) legal, accounting and auditing expenses, including legal fees of special counsel for the independent trustees; (k) charges of custodians, transfer agents and other agents; (l) costs of preparing share certificates; (m) expenses of setting in type and printing Prospectuses and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (n) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Mileage Trust; and (o) fees and other expenses incurred in connection with membership in investment company organizations.

         The Mileage Trust may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Mileage Trust may reduce the fee payable to the Manager pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

         In addition, if the expenses borne by the Mileage Trust or any Portfolio in any fiscal year exceed the applicable expense





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limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, the Manager will reimburse the Mileage Trust or Portfolio for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 7 hereof.

         7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Portfolio, the Mileage Trust will pay the Manager, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Portfolio's assets at the annual rates as percentages of that Portfolio's average daily net assets under Manager's management as set forth in the attached Schedule A, which schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Portfolio from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act. To the extent that a Portfolio invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, only that portion of the fee attributable to that Fund as specified in Schedule A attached hereto shall be paid for the period that such Fund's assets are so invested. If this Agreement becomes effective or terminates with respect to any Portfolio before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

         8. LIMITATION OF LIABILITY OF THE MANAGER. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Mileage Trust or any Portfolio in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, trustee, employee or agent of the Mileage Trust shall be deemed, when rendering services to the Mileage Trust or acting in any business of the Mileage Trust, to be rendering such services to or acting solely for the Mileage Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it.

         9. DURATION AND TERMINATION. This Agreement shall become effective upon its execution; provided that, with respect to any Portfolio now existing or hereafter created, this agreement shall not take effect unless it first has been approved by a vote of





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the majority of those trustees of the Mileage Trust who are not parties to this
Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and by vote of a majority of that Portfolio's outstanding voting securities. This Agreement shall remain in full force and effect continuously thereafter until terminated without the payment of any penalty by any one of the following:

         (a) By vote of a majority of its trustees, or by the affirmative vote of a majority of the outstanding Shares of such Portfolio, the Mileage Trust may at any time terminate this Agreement with respect to any or all Portfolios by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Manager at its principal offices.

         (b) With respect to any Portfolio, if (i) the trustees or the shareholders of that Portfolio by the affirmative vote of a majority of the outstanding shares of such Portfolio, and (ii) a majority of the trustees who are not interested persons of the Mileage Trust or of the Manager or of any Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Portfolio for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder with respect to that Portfolio.

         (c) The Manager may at any time terminate this Agreement with respect to any or all Portfolios by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid to the Mileage Trust.

         (d) This Agreement automatically and immediately will terminate in the event of its assignment.

         10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement with respect to any Portfolio shall be effective until





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approved by vote of the holders of a majority of that Portfolio's outstanding voting securities.

         11. NAME OF MILEAGE TRUST. The Mileage Trust may use the name "American AAdvantage" or "American AAdvantage Mileage Funds" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Mileage Trust will (to the extent that it lawfully can) cease to use any name derived from American AAdvantage Mileage Funds, or AMR Investment Services, Inc., or any successor organization.

         12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13. DEFINITIONS. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person," and "assignment" shall have the same meanings as such terms have in the 1940 Act.

         14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         15. NOTICE. Notice hereby is given that the Mileage Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and the Declaration of Trust and this Agreement are executed by the Mileage Trust's Trustees and/or officers in their capacities as Trustees and/or officers, and the obligations of the Declaration of Trust and this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of Mileage Trust.

         16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.





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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                           AMERICAN AADVANTAGE MILEAGE FUNDS


By: /s/ Janice S. Goldshmid       By: /s/ Barry Y. Greenberg
    -------------------------         ----------------------

Attest:                           AMR INVESTMENT SERVICES, INC.



By: /s/ Janice S. Goldshmid       By: /s/ William F. Quinn
    -------------------------         -----------------------------





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                                   SCHEDULE A
                      TO THE MANAGEMENT AGREEMENT BETWEEN
                         AMR INVESTMENT SERVICES, INC.
                                    AND THE
                       AMERICAN AADVANTAGE MILEAGE FUNDS

         As compensation pursuant to section 7 of the Management Agreement between AMR Investment Services, Inc. (the "Manager") and American AAdvantage Mileage Funds (the "Mileage Trust"), the Mileage Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

                 (1) 0.20% of the net assets of the American AAdvantage Money Market Mileage Fund, the American AAdvantage Municipal Money Market Mileage Fund, and the American AAdvantage U.S. Treasury Money Market Mileage Fund;

                 (2) 0.50% of the net assets of the American AAdvantage
                     Limited-Term Income Mileage Fund;

                 (3) 0.35% of the net assets of the American AAdvantage Balanced Mileage Fund, the American AAdvantage Growth and Income Mileage Fund, and the American AAdvantage International Equity Mileage Fund;

                 (4) plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(d) of said Management Agreement.

         To the extent that a Portfolio invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the Mileage Trust shall pay to the Manager as compensation pursuant to section 7 of the Management Agreement the following fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

                 (1) 0.25% of the net assets of the American AAdvantage Balanced Mileage Fund, the American AAdvantage Growth and Income Mileage Fund, the American AAdvantage International Equity Mileage Fund and the American AAdvantage Limited-Term Income Fund; and

                 (2) 0.05% of the net assets of the American AAdvantage Money Market Mileage Fund, the American AAdvantage Municipal Money Market Mileage Fund, and the American AAdvantage U.S. Treasury Money Market Mileage Fund.

         DATED:  October 1, 1995





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